Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of OptimizeRx Corporation on Form S-8 of our report dated March 26, 2020, with respect to our audit of the consolidated financial statements of OptimizeRx Corporation as of December 31, 2019 and for the year then ended appearing in the Annual Report on Form 10-K of OptimizeRx Corporation for the year ended December 31, 2020. We were dismissed as auditors on June 22, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in such Prospectus for the periods after the date of our dismissal.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019, using the modified retrospective approach.

/s/ Marcum llp

Marcum llp

New York, NY

August 31, 2021